EXHIBIT 99.1



                                       CONTACT: Brenda Abuaf
                                                Director of Shareholder Services
                                                Aegis Realty, Inc.
                                                (800) 831-4826

                                       PRESS:   Elisabeth Philippe
                                                Morgen-Walke Associates
                                                (212) 850-5705


                  AEGIS REALTY, INC. ACQUIRES TWO NEIGHBORHOOD
                    SHOPPING CENTERS TOTALING $13.3 MILLION;
            MAKES FIRST ACQUISITION WITH OPERATING PARTNERSHIP UNITS;
                    CONTINUES DISPOSITION OF NON-CORE ASSETS

NEW YORK, NEW YORK - June 29, 1998 - Aegis Realty, Inc. (AMEX:AER) today announced the acquisition of two neighborhood shopping centers totaling $13.3 million.

Governor's Square

Aegis acquired Governor's Square, a 183,339-square-foot neighborhood shopping center located in Montgomery, Alabama, for $8.2 million. A portion of the purchase price was paid in Operating Partnership Units, marking the first acquisition for Aegis utilizing its UPREIT structure.

"The seller of Governor's Square had been a long term owner who took advantage of Aegis' UPREIT structure to avoid negative tax consequences which occur when a seller has a low adjusted tax basis in a property," said Paul Rutledge, Senior Vice President of Aegis.

Located at one of the city's major retail intersections, Governor's Square is contiguous to one of Montgomery's two regional malls. Currently the center is 86% leased and is anchored by Big Lots. Aegis' objective in acquiring the property is to reposition the center and attract new "big-box" retailers who typically chose locations that are peripheral to regional malls.

"Governor's Square has one of the best retail locations in the city and it is clear to us that the property can be greatly enhanced through the implementation of our redevelopment and releasing plan," said Stuart J. Boesky, President and Chief Operating Officer of Aegis. "We are excited to have acquired a center that is below replacement cost, is immediately accretive to FFO and has significant upside potential,"

Marion City Square

Aegis also acquired Marion City Square, a 163,970-square-foot neighborhood shopping center located in Marion, North Carolina, the county seat of McDowell County, for $5.1 million in cash. Included in the purchase was an undeveloped parcel of land adjacent to the center that Aegis will


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ultimately use for expansion. Marion City Square is currently 83% leased and is anchored by Bi-Lo, Dollar General and Roses.

"Like Governor's Square, we purchased this center below replacement cost. Through our leasing efforts as well as the development of the additional parcel of land, we see Marion City Square as a center that will provide Aegis with significant upside," said Mr. Boesky.

Repayment of Cross Creek Apartments

Aegis also announced today that Walsh/Cross Creek L.P., the owner of Cross Creek Apartments, has sold the property to a third party for $23.4 million and will fully repay their outstanding debt due to Aegis. The mortgage on Cross Creek is one of the three FHA co-insured mortgages that Aegis currently holds in its portfolio.

Walsh/Cross Creek L.P. will use the proceeds from the sale of the property to repay the approximately $22.1 million in obligations due to Aegis, including the first mortgage note, the equity loan, an additional loan made by Aegis to Walsh/Cross Creek L.P., and a prepayment penalty.

Aegis will use the repayment proceeds to reduce its outstanding debt under their $40 million line of credit facility from BankBoston, N.A. This will provide Aegis with additional capital to acquire neighborhood shopping centers.

 "The prepayment of the Cross Creek loan is consistent with our business plan to dispose of non-core assets," said Mr. Boesky. The Cross Creek Loan had earned Aegis an 8.95% annual yield. Currently, Aegis is acquiring neighborhood shopping centers that, on average, have been providing Aegis with a minimum initial annual cash-on-cash return of at least 10%. "As a fixed income instrument with limited participation in the performance of the underlying property, the Cross Creek loan did not provide Aegis with great potential for strategic growth," said Mr. Boesky.

"Aegis' recent activity is moving us closer to meeting our business objectives for 1998, which are to acquire a minimum of $100 million of retail centers that are immediately accretive to FFO and to dispose of certain non-core assets."

Aegis, a geographically diversified real estate investment trust, has property holdings in 14 states. The company's current portfolio includes direct or indirect interests in 20 neighborhood shopping centers, one garden apartment complex and two participating Federal Housing Administration (FHA) co-insured mortgage loans. Aegis is currently seeking retail acquisitions throughout the continental United States.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and to other factors which may cause the actual results, performance or achievements of Aegis to be materially different from any future results, performances, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release Aegis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Aegis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


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